Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of May 29, 2019 (the “Effective Date”) by and between:

1.	DST Asset Manager Solutions, Inc., a corporation organized in the Commonwealth of Massachusetts (referred to herein as “DST” or the “Transfer Agent”), and

2.	Frost Family of Funds (the “Fund”), a Delaware statutory trust, on behalf of each separate series of the Fund.

The Fund and DST each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Fund Data” means all information with respect to the Fund’s business, financials, and customers, and Market Data provided by the Fund and all output and derivatives thereof (including back-up data), necessary to enable DST to perform the Services, but excluding DST Property.

(f) “Confidential Information” means any information about the Fund or DST, including this Agreement, and any third party information that either Party is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g) “Data Supplier” means a third party supplier of Market Data.

(h) “DST Associates” means DST and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

Transfer Agency Services

(i) “DST Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by DST in connection with its performance of the Services.

(j) “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, all minutes of meetings of the board of directors or analogous governing body.

(k) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(l) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(m) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(n) “Market Data” means any third party market and reference data.

(o) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p) “Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

(q) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

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2.	Services and Fees

2.1. Subject to the terms of this Agreement, DST will perform for the Fund the Services set forth in Schedule A and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). DST shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on DST when they are reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by DST to provide the Services necessitated by change in applicable Law; provided in such case the Fund will only be responsible for its pro-rata share of such cost. DST’s performance will be measured against the Performance Standards set forth in Attachment I attached hereto.

2.2. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by DST to one or more of its Affiliates or other Persons (and any Fund consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by DST. If DST delegates any Services, (i) such delegation shall not relieve DST of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of DST, and (iii) if required by applicable Law, DST will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement. The foregoing notwithstanding, at the Fund’s request, DST shall identify to Fund all applicable subcontractors and the Services being performed by such subcontractors annually for the Fund’s due diligence review.

2.3. The Fund agrees to pay, the fees, charges and expenses set forth in Schedule B, which may be amended by the Parties from time to time, within thirty (30) days following the receipt of DST’s invoice. If an invoice is not paid when due, the Fund shall pay DST interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by DST) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable state law. The fees payable under this Agreement shall increase annually, effective as of each anniversary of the Effective Date of this Agreement, by an amount equal to the percentage increase, if any, in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as reported by the Bureau of Labor Statistics, since the last anniversary date, less three percent (3%). For example, if the percentage increase in CPI-U reported by the BLS is five percent (5%), the Fee Increase charged by DST shall equal two percent (2%). In the event the percentage increase in CPI-U by the BLS is less than 3%, no CPI-U shall be applied.

Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at DST's standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon.

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3.	Fund Responsibilities

3.1. The management and control of the Fund are vested exclusively in the Fund’s governing body (e.g., the board of trustees of the Fund) and its officers, subject to the terms and provisions of the Fund’s Governing Documents. The Fund’s governing body will make all decisions, perform all management functions relating to the operation of the Fund and the Fund’s governing body or its duly appointed officers shall authorize all Transactions. Without limiting the foregoing, the Fund shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b) Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform DST of any errors that it is in a position to identify.

(c) Provide DST with timely and accurate information required by DST in order to perform the Services and its duties and obligations hereunder.

3.2. The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify DST in writing of any changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. DST is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.

3.3. In the event that Market Data is supplied to or through DST Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. The foregoing notwithstanding, the Fund can provide such Market Data solely to service the Fund. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Except as specifically provided herein,, neither DST nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to Market Data, reliance by DST Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.4. The Fund shall deliver, and procure that its agents, counsel, advisors, auditors, and any other Persons promptly deliver to DST all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and DST will not be required to enter any agreements with that Person in order for DST to provide the Services.

3.5. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith DST Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by DST Associates from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and DST’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through December 31, 2022 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either DST or the Fund provides the other with a written notice of termination at least 180 calendar days prior to the commencement of any successive term, (such periods, in the aggregate, the “Term”).

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5.	Termination

5.1. DST or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, or (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. Upon receipt of a termination notice from the Fund, subject to the receipt by DST of all then-due fees, charges and expenses, DST shall continue to provide the Services (the “Continued Services”) for up to two years from the effective date of the termination at the same rates then in effect; thereafter, DST shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by the Parties. DST shall have the right to increase fees other than as set forth in Schedule B by no more than five percent (5%) after the first year of such Continued Services. In the event of the termination of this Agreement, DST shall provide reasonable exit assistance to the Fund in converting the Fund’s records from DST’s systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under Section 5.3 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of DST for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring DST (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of DST, including the proprietary information of DST or its affiliates, or (iii) to develop Deconversion software, to modify any of DST’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

5.3. In the event DST terminates this Agreement or elects to have the Agreement not renew, DST shall, upon the Fund’s request, provide the Continued Services as well as such termination and wind down assistance services reasonably requested by the Fund to facilitate the Fund’s deconversion in an orderly manner to enable continued operation of the Fund’s business without undue interruption or adverse effect for up to twelve months after expiration of any termination of this Agreement (the “Termination Assistance Period”). During the Termination Assistance Period, the Services shall be provided pursuant to the fee schedule for such Services in effect during the period immediately preceding the Termination Assistance Period. DST shall have the right to increase fees by no more than five percent (5%) after the first year of such Continued Services and any additional termination assistance requested will be at DST’s then standard rates.

5.4. If the Fund elects to terminate this Agreement prior to the end of the Term, other than under Section 5.1(a) above, the Fund agrees to pay an amount equal to the greater of (Y) the aggregate fees (exclusive of reimbursements of out-of pocket expenses) incurred the Fund under this Agreement during the twelve (12) full calendar months immediately preceding the month in which DST received the notice of termination or (Z) $50,000. In the event that the Fund wishes to retain DST to perform additional transition or related post-termination services beyond those described in Sections 5.2 and 5.3 above, including providing additional data and reports, the Fund and DST shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

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5.5. Upon providing six (6) months’ written notice to DST, the Fund may terminate the TA2000 Omnibus Transparency Services to be provided by DST to the Fund as an Optional Service of this Agreement. This termination of TA2000 Omnibus Transparency Services shall not be considered to be a termination, either in part or in full, of the Agreement under Section 5.1, “Termination,” of the=is Agreement. In the event of a termination solely with respect to TA2000 Omnibus Transparency Services under this Section 5 of this Amendment, no termination fee shall be owed by the Fund to DST.

6.	Standard of Care, Limitation of Liability and Indemnification

6.1 DST, including DST’s employees, agents or affiliated companies to whom DST has subcontracted the performance of any of DST’s obligations under this Agreement (each a “DST Agent”) whether or not such DST Agent is known to the Fund, shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. No person or entity shall be a DST Agent unless DST shall control, or have the ability to control, such agent’s performance of DST’s obligations under this Agreement. DST shall be solely responsible for acts, errors or omissions resulting in material harm to a Fund committed by its DST Agents. DST shall provide its services as Transfer Agent in accordance with Section 17A of the Securities Exchange Act of 1934, and the rules and regulations thereunder. In the absence of bad faith, willful misconduct, knowing violations of applicable law pertaining to the manner in which transfer agency services are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties unaffiliated with DST), reckless disregard of the performance of its duties, or negligence on its part, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. For those activities or actions delineated in the Procedures (as defined in Schedule A), DST shall be presumed to have used reasonable care, due diligence and acted in good faith if it has acted in accordance with the Procedures, copies of which have been provided to the Fund and reviewed and approved by the Fund's counsel, as amended from time to time with approval of counsel, or for any deviation therefrom approved by the Fund or DST counsel.

6.2 DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

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6.2.1	All actions or omissions to act of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has acted in good faith and with due diligence and reasonable care and further provided DST has not materially breached any representation or warranties or material obligation under this Agreement in connection with such action or omission;

6.2.2	The Fund's refusal or failure to comply with the terms of this Agreement, the Fund's negligence or willful misconduct, or the breach of any representation or warranty of the Fund hereunder;

6.2.3	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Schedule C) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST's good faith reliance on, or use of, information, data, records and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor or its principal underwriter or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;

6.2.4	Defaults by dealers or shareowners with respect to payment for share orders previously entered provided DST has not materially contributed to the occurrence of the default;

6.2.5	The offer or sale of the Funds’ Shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such Shares in such state (unless such violation results from DST's failure to comply with written instructions of the Fund or of any officer or other authorized person of the Fund that no offers or sales be permitted to remain in the Fund's securityholder records in or to residents of such state);

6.2.6	the Fund's errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "DST Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data;

6.2.7	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund’s records, shareholder and other records, delivered to DST hereunder by or on behalf of the Fund or delivered by the prior agent(s) of the Fund;

6.2.8	Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby;

6.2.9	Solely if the Fund elects to have DST perform Exception Services, DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with Gross Negligence, as hereinafter defined; and

6.2.10	Any inaccuracies in dates in any Fund’s shareholder information or history as converted, or any (i) difficulties or inability of DST or any third party to manipulate or process date data, or (ii) lack of functionality (including any errors resulting from the "windowing" (currently 1950 to 2049) of client's historical records or non-Year 2000 complaint data provided to DST by third parties) which, in case of (i) or (ii) above, arises out of or results from the failure of a Fund’s records to contain date data feeds in an eight digit, full century format, or any other such Year 2000 complaint format for data feeds specified from time to time by DST.

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6.3	Except where DST is entitled to indemnification under Section 6.2. hereof and with respect to "as ofs" to the extent set forth in Section 6.6., DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of DST's failure to comply with the terms of this Agreement or arising out of or attributable to DST' lack of good faith, negligence or willful misconduct or breach of any representation or warranty of DST hereunder; provided, however, that for any reason other than DST’s lack of good faith, willful misconduct or with Gross Negligence, as hereinafter defined, DST's cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate amounts paid hereunder by the Fund to DST as fees and charges solely on behalf of or with respect to the Services provided hereunder to the Fund or Funds seeking indemnification against Adverse Consequences, but not including reimbursable expenses, during the twelve (12) months (or the approximate equivalent of twelve months’ fees in cases where less than twelve months having been elapsed before the act giving rise to DST’s liability) immediately preceding the event giving rise to DST’s liability. For purposes of this Agreement, the term “Gross Negligence” shall mean an act or omission by a Party which amounts to indifference to a present legal duty and utter forgetfulness of its legal obligations so far as the other Party is concerned. For purposes of determining whether a Party’s act or omission is Grossly Negligent, the trier of fact will look solely to the behavior inherent in or giving rise to the act or omission itself without giving any consideration to the amount or degree of harm caused by the act or omission.

6.4	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR CONSEQUENTIAL DAMAGES FOR ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF. In this regard, each party acknowledges that where the other party is found liable to a third party in an action where the third party wins a judgment that includes an award of consequential damages against such other party, all damages paid by the other party to such third party is direct damages to the other party and not “consequential damages” as used in this Section.

6.5	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

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6.6	Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, DST will not automatically assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of shareholder instructions, but DST shall in good faith discuss with the Trust DST's accepting liability for all or a portion of the cost of an "as of" on a case-by-case basis and shall, to the extent it is mutually agreed, DST shall accept financial responsibility for that portion of a particular situation resulting in a financial loss to a Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue or to the extent that such loss is a direct result of DST’s material breach of its obligations under this Agreement. A loss is “material” for purposes of this Section 6.6. when it results in a pricing error on a given day which is (i) greater than a negligible amount per shareholder, (ii) equals or exceeds one ($.01) full cent per share times the number of Shares outstanding or (iii) equals or exceeds the product of one-half of one percent (½%) times an affected Fund’s Net Asset Value per Share times the number of Shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When the parties have mutually agreed that DST shall be responsible to contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares owned by the affected portfolio (i.e., on the basis of the value of the Shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7.	Representations and Warranties

7.1.       Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

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(b) Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.       DST represents and warrants to the Fund that now and throughout the term of the Agreement:

(a) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

(b) It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended and such registration has not been revoked or suspended, and DST shall continue to maintain such registration as a transfer agent during the term of this Agreement. DST will promptly notify the Fund in writing in the event of any material change in DST’s status as a registered transfer agent beyond any applicable remediation period with the U.S. Securities and Exchange Commission (the “SEC”).

(c) It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide the Fund with a summary of its business continuity policies, will test its business continuity policies at least annually, and will provide the Fund with a summary of the test results upon written request.

(d) It maintains (i) (i) comprehensive general liability insurance in commercially reasonable amounts which shall not at any time during the term be less than $10 million, (ii) worker’s compensation insurance, unemployment and disability insurance, and/or employer’s liability insurance, in each case to the extent required by applicable law, covering all DST Associates performing Services, and (iii) commercially reasonable amounts of the following types of coverage: (A) electronic data processing equipment coverage (for hardware and software), (B) errors & omissions coverage (including cyber coverage), (C) directors and officers liability coverage, and (D) fiduciary liability coverage.

(e) DST shall comply with Exhibit C (Information Security Program), which is made a part of this Agreement and applies to the Services. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from the Information Security Program as outlined in Exhibit C which DST has implemented or omitted, DST shall be presumed to have fulfilled its obligations if it has followed, in all material respects, at least its obligations as described in the Information Security Program attachment hereto as Exhibit C. The policies and procedures specified in Exhibit C are subject to change at any time provided that the protections afforded thereby will not be diminished in comparison with those provided by DST to the Fund prior to the execution of this Agreement. DST will be reasonably available to meet with and provide reasonable assurances to the fund concerning its data security procedures.

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8.	Fund Data

8.1. The Fund (i) will provide or ensure that other Persons provide all Fund Data to DST in an electronic format that is acceptable to DST (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Fund Data. As between DST and the Fund, all Fund Data shall remain the property of the Fund. Fund Data shall not be used or disclosed by DST other than in connection with providing the Services and as permitted under Section 11. DST shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. DST shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

9.	Data Protection

9.1. From time to time and in connection with the Services DST may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by DST and its Affiliates solely for purposes related to the provision of Services or as required by applicable Law or otherwise provided herein or in another agreement with DST or its affiliates. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law, provided that DST shall provide notice of the location of any processing of such information outside the United States and, for avoidance of doubt, that such transmission and processing is not permitted in any country sanctioned by the U.S. Treasury Department’s Office of Foreign Asset Control.

9.2. Without prejudice to DST’s obligations under Section 9.1, DST will:

(a) Implement, maintain, and follow reasonable technical, administrative and physical safeguards to protect Fund Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission of Fund Data, (ii) installation and maintenance of firewalls configured to protect Fund Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (iv) tracking and monitoring access to network resources and Confidential Information, (vii) control access to physical hardware that contains Confidential Information, (viii) distributed denial of service mitigation services, (ix) a reasonable program for secure disposal of documents and media containing Fund Personal Information and Confidential Information, and (x) procedures for the maintenance of Fund Data;

(b) provide Fund with a summary describing such safeguards, policies, and procedures identified above;

(c) monitor, evaluate, and in its commercially reasonable and professional discretion, adjust its systems and procedures in response to relevant changes in applicable Law, technology, changes in the sensitivity of the Fund Data and internal and external threats to information security; provided that DST shall not make any change, that alone or in the aggregate, materially and adversely affects the security of any Fund Data; and

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(d) have its policies and procedures that materially relate to the measures described in this Section 9 tested by a third party at least annually, including having a SSAE 16 SOC 1, Type 2 audit conducted by a nationally recognized auditor (or an auditor that is otherwise reasonably acceptable to Fund) on the data center in which DST stores Fund Data, and shall provide to Fund a copy of such resulting report within thirty (30) days after receipt thereof by DST.

9.3. Without prejudice to DST’s obligations under Section 9.1, DST will promptly investigate incidents of unauthorized access to or loss of Fund Personal Information and Confidential Information maintained by DST (a “Data Breach”) and, unless prohibited by applicable Law or if it would compromise DST’ investigation, notify the Fund promptly, but in any event no later than 24 hours following discovery of any Data Breach. The Fund is responsible for making notifications related to a Data Breach that are required by applicable Law. DST will work with the Fund in good faith to effect such notifications. DST will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to the Fund the corrective actions. DST will reasonably cooperate with the Fund in the event of any Governmental Authority inquiry related to or arising out of a Data Breach.

9.4. DST will not disclose or use Personal Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out DST’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.5. The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund, series thereof or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund, series thereof or investors in series of the Fund.

9.6. Fund Reviews.

(a) Upon at least 30 days’ written notice from the Fund to DST, the Fund, through its staff or agents (other than any Person that is a competitor of DST, which for the avoidance of doubt, shall not include any SEI affiliated entity or personnel), and Governmental Authorities with jurisdiction over the Fund (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by DST to provide the Services and meet DST’s confidentiality and information security obligations under this Agreement (a “Review”). Additionally, the Fund shall be entitled to perform a review of financial records and supporting documentation of DST for purposes of auditing the fees paid and payable by the Fund under this Agreement. The Fund shall accommodate DST requests to reschedule any Review based on the availability of required resources, such request to be made at least five (5) days prior to the scheduled Review.

(b) With respect to any Review, the Fund shall:

(1)	Conduct the Review in a manner that does not disrupt DST’s business operations.

(2)	Comply and cause Reviewers to comply, with DST’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

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(3)	Cause all Reviewers to be bound by confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement.

(4)	Except for mandatory Reviews by Governmental Authorities, be limited to 1 Review per calendar year.

(c) For clarification, in no event will DST’s support of such Company Reviews entail more than forty (40) hours per year for DST personnel serving in audit and security roles (the “Inspection and Information Security Hours”). If Company’s visits and reviews require additional support from DST personnel, DST will notify Company when Company has exhausted the Inspection and Information Security Hours per year threshold, and if Company requires additional DST support, Company will pay for such support at DST’s then-current rates

10.	DST Property

10.1 DST Property is and shall remain the property of DST or, when applicable, its Affiliates or suppliers. Neither the Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any DST Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by DST to receive the same, any information concerning the DST Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1 Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2 Each Party may disclose the other Party’s Confidential Information:

(a) In the case of the Fund, to each of its Affiliates, directors, officers, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b) In the case of DST, to each DST Associate who needs to know such information for the purpose of carrying out DST’s duties under or enforcing this Agreement. DST shall ensure compliance by DST Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

11.3 Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

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11.4 DST’s ultimate parent company is subject to U.S. federal and state securities Law and may, subject to Section 11.2(c), make disclosures as it deems necessary to comply with such Law. DST shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of DST in connection with the Services.

11.5 Upon the prior written consent of an authorized officer of the Fund, DST shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of DST. Upon the prior written consent of DST, the Fund shall have the right to identify DST and to describe the Services and the material terms of this Agreement in the offering documents of the Fund. This Agreement shall not prohibit DST from using any Fund Data in tracking and reporting on DST’s clients generally or making public statements about such subjects as its business or industry; provided that the Fund is not named in such public statements without its prior written consent and no information disclosed by DST can be used to identify Fund. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that DST is acting as a fiduciary, investment advisor, tax preparer or advisor, or custodian with respect to the Fund or any of its respective assets, investors or customers.

11.6 In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify DST that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

12.	Notices

12.1 Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to DST:

DST Asset Manager Solutions, Inc.

2000 Crown Colony Drive

Quincy, MA 02169

Attention: Legal Department

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If to the Fund:

Frost Family of Funds

One Freedom Valley Drive

Oaks, PA 19456

Attention: Legal Department

13.	Miscellaneous

13.1 Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No DST Associate has authority to bind DST in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party. The foregoing notwithstanding, each Party may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of such party’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3 Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the Commonwealth of Massachusetts. The courts of the Commonwealth of Massachusetts and the United States District Court for the Commonwealth of Massachusetts shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5 Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of DST Associates related to the Services and the subject matter of this Agreement, and no DST Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6 Force Majeure. DST will not be responsible for any Losses of property in DST Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. DST shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7 Non-Exclusivity. The duties and obligations of DST hereunder shall not preclude DST from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that DST may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.

Transfer Agency Services

13.8 No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9 No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of DST or its Affiliates without the consent of DST; provided, however, that the foregoing shall not prevent the Fund from soliciting employees through general advertising not targeted specifically at any or all DST Associates. If the Fund employs or engages any DST Associate during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, the Fund agrees to pay for any fees and expenses (including recruiters’ fees) incurred by DST or its Affiliates in hiring replacement personnel as well as any other remedies available to DST.

13.10 No Warranties. Except as expressly listed herein, DST makes no warranties, whether express, implied, contractual or statutory with respect to the Services. DST disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11 Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12 Testimony. If DST is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund is a party or otherwise related to the Fund, the Fund shall reimburse DST for all costs and expenses, including the time of its professional staff at DST’s standard rates and the cost of legal representation, that DST reasonably incurs in connection therewith.

13.13 Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to DST Associates.

13.14 Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

[Signatures appear on next page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST ASSET MANAGER SOLUTIONS, INC.		FROST FAMILY OF FUNDS

By:	/s/ Rahul Kanwar	By:	/s/ Dianne Descoteaux

Name:	Rahul Kanwar	Name:	Dianne Descoteaux

Title:	Authorized Representative	Title:	VP & Secretary

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Schedule A

Transfer Agency Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)	“Procedures” shall collectively mean DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	"TA2000 System" shall mean DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	The Fund acknowledges that DST’s ability to perform the Services is subject to the following dependencies:

(i)	The Fund and other Persons that are not employees or agents of DST, whose cooperation is reasonably required for DST to provide the Services, providing cooperation, information and, as applicable, instructions to DST promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of DST remaining fully operational.

(iii)	The accuracy and completeness of any the Fund Data or other information provided to DST in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by the Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

4.	The following Services will be performed by DST and, as applicable, are contingent on the performance by the Fund of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; DST Obligations.

A. DST utilizing the TA2000 System will perform the following services:

(i) issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;

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(ii) maintaining shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by DST from the Fund, the Fund's distributor, manager or managing dealer, the Fund's investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule C (each an “Authorized Person”), broker-dealers or shareholders;

(iii) when and if a Fund participates in the DTCC, and to the extent DST supports the functionality of the applicable DTCC program:

(a) DST will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by DST,

(b) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d) maintaining shareholder accounts on TA2000 through the Programs;

(iv) providing transaction journals;

(v) once annually preparing shareholder meeting lists for use in connection with the annual meeting;

(vi) withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice;

(vii) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund;

(viii) preparing and providing, in electronic format, to Fund’s print vendor of choice:

(a) confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders' accounts,

(b) copies of shareholder statements, and

(c) shareholder reports and prospectuses provided by the Fund;

(ix) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;

(x) maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi) calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund's managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

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(xii) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii) arranging the mailing to dealers of confirmations of wire order trades;

(xiv) processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv) if a Fund is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000. For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state);

(xvi) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii) as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii) (where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix) in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If the Fund elects to have DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

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(xx) as mutually agreed upon by the parties as to the service scope and fees, DST shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached appendix (“Appendix 2” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties;

(xxi) as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii) upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, DST may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

B. At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform shareholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions (“Exception Services”).

C. DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund's instructions, prospectus or application as amended from time to time, for the Fund provided DST is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.

D. The Fund acknowledges that subject to the requirements of this Agreement, DST is currently using, and will continue to use, domestic or foreign DST affiliates to assist with software development and support projects for DST and/or for the Fund. As part of such support, the Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E. The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to DST provided that the requirements of the new funds are generally consistent with services then being provided by DST under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by DST. Rates or charges for additional funds shall be as set forth in Schedule B for the remainder of the contract term except as such funds use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST's then-standard pricing schedule.

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F. The parties agree that to the extent that DST provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

G. The Fund instructs and authorizes DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Fund. The Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRAs.

H. If applicable, DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I. Upon receipt of a Fund’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J. If applicable, the Fund will furnish DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of DST. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, DST shall file Form X-17F-1A as required by applicable federal securities laws.

K. Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by DST to be duly authorized. DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

L.	Changes and Modifications.

(i) DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

(ii) All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Fund will disclose to DST Confidential Information and DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.

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2. Fund Obligations.

A. The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B. The Fund will provide DST written notice of any change in Authorized Personnel as set forth on Schedule C.

C. The Fund will notify DST of material changes to its Articles of Incorporation or Bylaws (e.g. in the case of recapitalization) that impact the services provided by DST under the Agreement.

D. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to DST.

E. The Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless the Fund either (1) provides DST with a minimum of 12 months’ notice before the accounts are deconverted from DST, or (2), if 12 months’ notice is not possible, Fund shall compensate DST by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

3. Compliance.

A. DST shall perform the services under this Schedule A in conformance with DST's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that DST has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

[B. The Fund hereby advises DST that all of the shares of the Fund are sold by broker-dealers who have executed selling group or dealer agreements with the Fund pursuant to which agreements the affected broker-dealer has assumed all obligations and responsibilities under applicable laws with respect to customer identification procedures, identity theft and the red flag regulations and that, therefore, such obligations and responsibilities are not among the obligations and responsibilities that the Fund is employing DST to provide or fulfill. Any requirement to comply with applicable law with respect to any attempt to verify the identity of shareholders of the shares of the Fund shall remain with the Fund and the Fund’s broker-dealers.]

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4. Bank Accounts.

A. DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B. DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5. Records.

DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A. Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Schedule B.

B. Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C. Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Schedule B, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

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6. Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

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Schedule B

Fees and Expenses

[REDACTED]

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SCHEDULE C

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Fund and DST, the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by the Fund by providing DST with a substitute Schedule C. Any such substitute Schedule C shall become effective twenty-four (24) hours after DST's receipt of the document and shall be incorporated into the Agreement.

APPENDIX 1

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1	In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, DST offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with DST and desires to implement the AML Procedures as part of the Fund’s overall AML program.

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs DST to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to DST the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and DST upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.

1.3	DST agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which DST maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by DST of the AML Procedures, DST understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records DST maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. DST hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, DST will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, DST is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that DST shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which DST maintains the applicable Shareholder information.

4.	AML Procedures[1]

4.1	Consistent with the services provided by DST and with respect to the ownership of Shares in the Fund for which DST maintains the applicable Shareholder information, DST shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with DST;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare account information to any FinCEN request received by the Fund and provided to DST pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

[1]	The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of DST, which have been made available to the Fund and which may be modified from time to time.

(l) Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Fund, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “ Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Fund in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). DST will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, DST will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, DST will contact the Fund’s AML Officer for further instruction.

(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(o) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.1 In the event that DST detects activity as a result of the foregoing procedures, which necessitates the filing by DST of a SAR or other similar report or notice to OFAC, then DST shall also immediately notify the Fund, unless prohibited by applicable law.

APPENDIX 2

OMNIBUS TRANSPARENCY SERVICES

A.	The Funds shall provide the following information to DST:

1.	The name and contact information for the financial intermediary, with which the Funds have a “shareholder information agreement” (under which the financial intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the financial intermediary (an “accountlet”)), that is to receive an information request;
2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the financial intermediary;
3.	The frequency of supplemental data requests from DST;
4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and
5.	The expected turnaround time for a response from the financial intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct DST to perform the following services:

1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain financial intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the financial intermediaries.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from DST, the DST shall notify the Fund for the Fund to follow-up with the financial intermediary.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the financial intermediaries through TA2000 System functionalities.

(b) Generate exception reports using parameters provided by the Funds.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the financial intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the financial intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD work object with comments detailing resolution.

(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, DST shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

INFORMATION SECURITY PROGRAM

This Exhibit is made subject to the terms of the Agreement, and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Exhibit shall prevail. The requirements of this Exhibit are applicable if and to the extent that DST creates, has access to, or receives from or on behalf of Trust any Trust Confidential Information (as defined in the Agreement) in electronic format.

1.	Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“DST Security Assessment” has the meaning set forth in Section 3.2.

1.2	“Mitigate” means DST’s deployment of security controls as necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3	“Remediation” or “Remediate” means that DST has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a risk to Fund Confidential Information.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise Fund Confidential Information.

1.5	“Security Incident” means any confirmed breach, misuse, misappropriation of, or unauthorized disclosure of or access to Fund Confidential Information.

2.	General Requirements.

2.1 Security Program. DST shall maintain a comprehensive information security program under which DST documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (a) comply with U.S. laws applicable to DST’s business and (b) protect the confidentiality, integrity, availability, and security of Fund Confidential Information.

2.2 Policies and Procedures. DST shall maintain written information security management policies and procedures reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of Fund Confidential Information. Such policies and procedures will, at a minimum:

(i) assign specific data security responsibilities and accountabilities to specific individual(s);

(ii) describe acceptable use of DST’s assets, including computing systems, networks, and messaging;

(iii) provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(iv) describe logging and monitoring of DST’s production environment, including logging and monitoring of physical and logical access to DST’s networks and systems that process or store Fund Confidential Information;

(v) include an incident response process;

(vi) enforce commercially reasonable practices for user authentication;

(vii) include a formal risk management program which includes periodic risk assessments; and

(viii) provide an adequate framework of controls reasonably designed to safeguard Fund Confidential Information.

2.3 Subcontractors. To the extent that any subcontractor engaged by DST to provide services under the Agreement has access to, or receives from or on behalf of Fund any Fund Confidential Information in electronic format, DST shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of the Fund Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Exhibit), to the extent the terms of the Agreement and this Exhibit would be relevant to the subcontractor’s services provided.

2.4 IT Change and Configuration Management. DST shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, DST shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.5 Physical and Environmental Security. DST shall: (i) restrict entry to DST’s area(s) where Fund Confidential Information is stored, accessed, or processed solely to DST’s personnel or DST authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

2.6 DST Employee Training and Access. DST shall: (i) train its employees on the acceptable use and handling of Fund’s Confidential Information; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to DST’s information systems and services; and upon termination of any of DST’s employees, DST shall revoke such employee’s access to DST’s domain following termination of such individual and revoke such individual’s access to Fund Confidential Information as soon as possible and in accordance with DST’s internal policies and procedures.

2.7 Change Notifications. DST may, in its sole discretion, revise DST information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with DST’s information security services provided to Fund as of the date of execution of this Exhibit.

2.8 Data Retention. DST shall not retain any Fund Confidential Information following completion of the applicable services provided under the Agreement, except to the extent: (a) required by U.S. law; (b) expressly required or permitted by Fund in writing: (c) required by DST’s document retention policies; (d) to the extent necessary to comply with Fund’s or DST’s legal or regulatory obligations; or (e) as otherwise permitted in accordance with the Agreement.

3.	Due Diligence Supporting Materials; Security Assessment.

3.1 Due Diligence Supporting Materials. In response to Fund’s due diligence efforts, DST will provide copies of its: (i) SIG; (ii) if applicable, once annually, the SOC 1, Type II report, prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization; (iii) information security policy and control standards summary; and (iv) network penetration vendor attestation letter.

3.2 DST Security Assessment. As part of DST’s Security Assessment, DST will: (i) conduct regular vulnerability scans on externally-facing applications that may receive, access, process or store Fund Confidential Information at DST’s expense; (ii) evaluate the results of the vulnerability scans and Remediate Security Exposures deemed material by DST’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate Security Exposures discovered and deemed material by DST’s personnel within a reasonably appropriate time period. In addition, DST will at least once per year, perform penetration testing on its externally-facing systems that may receive, access, process or store Fund Confidential Information, and will provide Fund with a letter confirming the testing has been performed. Fund is not permitted to conduct penetration testing or other code scanning on DST’s environment and software.

4.	Security Incident Response.

4.1 Mitigation and Remediation of Security Incidents. DST will Mitigate or Remediate any Security Incident in accordance with its internal security policies and procedures.

4.2 Security Incident Response. DST shall maintain formal processes reasonably designed and implemented to detect, identify, investigate, report, respond to, Mitigate, and Remediate Security Incidents in a timely manner.

4.3 Security Incident Notification. DST shall promptly notify Fund but in no event later than 72 hours following discovery of any Security Incident(s). Such notification shall include the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised Fund Confidential Information (to the extent it can be ascertained), how DST was affected by the Security Incident, and its response to such Security Incident. DST shall use continuous and diligent efforts to remedy the cause and the effects of such Security Incident in an expeditious manner and deliver to Fund a root cause analysis and future incident Mitigation plan with regard to any such incident. DST shall reasonably cooperate with Fund’s investigation and response to each Security Incident. If Fund reasonably determines in its sole discretion that it may need or be required to notify any individual(s) as a result of a Security Incident, Fund shall have the right to control all such notifications and, to the extent such Security Incident is the result of a breach of this Schedule by DST, DST shall bear all direct costs associated with the notification, including printing, mailing, service-center responses, and one-year of credit-monitoring per affected individual, subject to the limitation of liability set forth in the Agreement. Without limiting the foregoing, unless otherwise required by U.S. law, no such notifications shall be made by DST without Fund’s prior written consent and Fund shall, together with DST, determine the content and delivery of all such notifications. For the avoidance of doubt, DST shall be solely responsible for all costs and expenses, subject to the limitations of liability under the Agreement that Fund and/or DST may incur to the extent that they are attributable to or arise from DST’s breach of its confidentiality obligations under the Agreement.

4.4 Cooperation With Regulators. DST shall promptly cooperate with the Fund and any of the Fund affiliates’ regulators at DST’s expense (only if DST is determined to be responsible for a Security Incident) to prevent, investigate, cease, Remediate, or Mitigate any Security Incident, including, but not limited to, investigating, bringing claims or actions, and giving information and testimony.

5. Miscellaneous. This Exhibit cannot be modified except by written instrument executed by both parties. This Exhibit may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Service Level Agreement

PERFORMANCE STANDARDS

1.	Data Collection and Performance Calculation

DST will measure DST’s performance of each Key Performance Indicator (“KPI”) against the performance standards (“Performance Standards”) as set forth below.

DST shall, on a regular basis, collect and compile data regarding its performance for each KPI. DST will record the number of items processed in each calendar month and the number of items processed in each calendar month that did not meet the applicable Performance Standard as set forth in section B below. An item shall be deemed to be processed in the calendar month in which the last action occurs with respect to the applicable transaction event.

Performance Reporting

Within ten calendar days after the end of each calendar month, DST shall deliver to the Customer, a report (the “Performance Report”) indicating any violation(s) of the Performance Standard applicable to each KPI.

Performance Shortfalls

In the event that DST violates the Performance Standard for any KPI (hereinafter, a “Performance Shortfall”), DST shall contact the Fund to discuss the causes of the Performance Shortfall and the remedial actions that shall be taken to improve performance. Within a mutually agreeable period after such discussion, DST shall prepare and present to the Fund a corrective action plan to address and correct the cause of the Performance Shortfall.

Performance Standard Exceptions

DST will be excused from failure to satisfy a Performance Standard and such failure shall not constitute a Performance Shortfall if performance within the stated KPI is adversely affected by (a) a change in the standards of a third party processing agent outside of the control of DST; (b) circumstances or events subject to Force Majeure; or (c) DST’s obligations to comply with any law. Additionally, DST may be excused from meeting a Performance Standard for activities considered special projects, and, project scope, timelines, and resource requirements shall be reviewed with DST in advance of project initiation as mutually agreed in advance.

Key Performance Indicators; Performance Standards

The KPI and Performance Standards listed below are subject to change upon mutual agreement of DST and the Fund.

Key Performance Indicator	DST Responsibility	Service Level*	Measurement Method**	Measurement Window
Call Center Speed to Answer	A human DST representative must answer incoming calls from a Trust representative into the DST call center within the agreed upon Service Level	Calls to DST call center answered in an average of 25 seconds or less	Total time to answer all calls to call center during Measurement Window / total # of calls to call center during Measurement Window (example: 500 seconds/50calls = 10 second average)	Calendar month
*	The Service Level shall only apply in connection with Fund Families (defined below) for whom DST receives at least ten (10) calls during the applicable Measurement Window.
**	As used herein, the term Fund Family refers to the Frost Family of Funds.